UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2009

Gulf Onshore, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

01-28911 (Commission File Number)	91-1869677 (IRS Employer Identification Number)

4310 Wiley Post Rd., Ste. 201, Addison, Texas 75001

Address of principal executive offices)

972-788-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2009, the Company entered into an agreement with Cannex Therapeutics, LLC, a California limited liability company, and its principal, medical cannabis pioneer and entrepreneur Steven W. Kubby, to acquire all of their interest in certain assets used to conduct a cannabis research and development business.  The asset purchase agreement includes all of Cannex’ and Kubby’s intellectual property rights, formulas, patents, trademarks, client base, hardware and software, including the website www.phytiva.com.  The Company and its largest shareholder, K & D Equities, Inc., paid a total of 10,600,000 shares of common stock for the assets of Cannex; the Company issued 2,100,000 shares to Cannex, and K & D transferred 8,500,000 shares to Cannex and others, as set out below.

As part of the Agreement, the Company has appointed Mr. Kubby as President and CEO, Richard Cowan as Director and CFO, and Robert Melamede Ph. D., as Director and Chief Science Officer. Each of them was also appointed as a director.  All of the Company’s current directors then resigned.

The Company believes that the combination of this team and the assets purchased positions the Company at the top of the Medical Cannabis Industry. World renowned individually in the medical cannabis community, this management team brings real-world experience to the research & development of medical cannabis-based pharmaceutical products.

A copy of the Asset Acquisition Agreement and Board Resolution ratifying the Agreement are provided as exhibits hereto.

Item 3.02 Unregistered Sales of Equity Securities.

As referenced above, the Company issued 2,100,000 shares of $.001 par value common stock to Cannex.  Separately, K & D transferred 4,896,000 shares to Cannex, and an additional 3,604,000 shares to others, including 1,007,000 each to Mr. Cowan and Dr. Melamede.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

R. Wayne Duke, Jeffrey Joyce and Michele Sheriff all resigned as officers and directors of the Company, immediately after appointing Messrs. Kubby and Cowan and Dr. Melamede.

Mr. Kubby, the founder of Cannex, is an entrepreneur with a wide range of experience and success in businesses ranging from property management to publishing to political fundraising. He received his BA in Psychobiology from California State University and holds a lifetime teaching credential.  Mr. Kubby is a long-term survivor, for more than three decades, of a rare form of adrenal cancer with a mortality prognosis of 6-12 months. Leading specialists in the US and Canada have confirmed that his survival is due to medical cannabis. Mr. Kubby is the executive director of the American Medical Marijuana Association, an internationally recognized organization comprised of doctors, lawyers, nurses and patients working for the rights of medical cannabis patients primarily in the United States and Canada. Mr. Kubby played a key role in the drafting and passing of California's historic medical cannabis initiative (Proposition 215) in 1996. He has also authored two books on drug policy reform. As a widely recognized medical marijuana pioneer and political leader, Mr. Kubby is intimately familiar with the legal and regulatory problems involved in developing and marketing cannabinoid-based pharmaceuticals.

Mr. Cowan has a Bachelor of Arts in Economics from Yale University. He has served on the board of several public companies as a specialist in mergers and acquisitions with a focus on corporate finance. Mr. Cowan is a former CEO of the National Organization for the Reform of Marijuana Laws (NORML) Mr. Cowan has had national media coverage for several topics including writings on National Review Cover Article "Why Conservatives Should Support the Legalization of Marijuana". In his book Smoke and Mirrors, Dan Baum said that this article "opened a second front in the War on Drugs". Mr. Cowan has written for a variety of newspapers and other publications, and has appeared on numerous news programs, such as CNN, and talk shows, including Posner/Donahue. Mr. Cowan’s broad knowledge of the medical cannabis world in USA, Canada, and Europe prompted him to create archives and current information for public information about medical cannabis through his www.marijuananews.com website.

Dr. Melamede has a Ph.D. in Molecular Biology and Biochemistry from the City University of New York. Dr. Melamede is a retired Chairman of the Biology Department at University of Colorado, Colorado Springs in 2005, where he continues to teach and research cannabinoids, cancer, and DNA repair.  Dr. Melamede is recognized as a leading authority on the therapeutic uses of cannabis, and has authored or co-authored dozens of papers on a wide variety of scientific subjects. Dr. Melamede also serves on the Advisory Board of The Journal of the International Association for Cannabis as Medicine, and the Scientific Advisory Board Medical of the Marijuana Policy Advocacy Project, as well as the Scientific Advisory Board of Americans for Safe Access. Please visit www.phytiva.com and www.youtube.com to view speeches by Dr. Robert Melamede speaking on the effectiveness of Medical Cannabinoids on for a number of different medical applications.

Item 7.01. Regulation FD Disclosure.

The information provided pursuant to this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act. The information furnished pursuant to this Item 7.01 shall instead be deemed "furnished."

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit 10.1	Asset Acquisition Agreement
Exhibit 99.1	Board Resolution Ratifying Agreement
Exhibit 99.2	March 30, 2009, Press Release

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

April 6, 2009	Gulf Onshore, Inc.

/s/ Steven W. Kubby
Steven W. Kubby, President